Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2017 FOURTH QUARTER

Provides Outlook for 2018 Product Volumes

OKLAHOMA CITY, Oklahoma…February 26, 2018… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter Highlights

•	Net sales of $88.9 million for the fourth quarter of 2017, up from $85.4 million for the fourth quarter of 2016

•	Net loss from continuing operations of $0.2 million for the fourth quarter of 2017, compared to a loss of $25.2 million for the fourth quarter of 2016

•	Adjusted EBITDA(1) from continuing operations of $0.3 million for the fourth quarter of 2017, compared to Adjusted EBITDA of $2.8 million for the fourth quarter of 2016

“Our sales increased while adjusted EBITDA declined modestly relative to the fourth quarter of last year as increased production from our El Dorado facility, higher product pricing and improved demand for mining products was offset by the impact of downtime at our Pryor facility,” stated Daniel Greenwell, LSB’s President and CEO.

“With respect to the operating performance of our facilities, Cherokee’s ammonia plant once again ran at a 99% on-stream rate for the quarter, which was its fifth consecutive quarter of running at this level. El Dorado had an ammonia plant on-stream rate of approximately 77% in the fourth quarter, which was an improvement over the fourth quarter of the previous year, but lower than the 90% rate it operated at through the first three quarters 2017 as a result of nineteen days of downtime necessary to address mechanical issues on a boiler and a heat exchanger as discussed on our third quarter call. Since returning to service in late October, El Dorado’s ammonia plant has been producing at a rate in excess of 1,300 tons per day with an on-stream rate from that point to date of 99%. As previously announced, Pryor resumed production in early December after being taken out of service towards the end of September to repair damage to electrical controls, wiring and piping that resulted from a minor fire at its ammonia plant. In addition to those repairs, we completed more extensive maintenance work during the downtime which we expect to allow Pryor to forgo a full turnaround later in 2018 and consistently operate at significantly higher on-stream rates, thus enabling us to better capitalize on the improving pricing environment for ammonia. While we were disappointed with how Pryor operated for the fourth quarter, we believe that the significant work that we have done during the third and fourth quarters of 2017 combined with the enhanced maintenance programs we are implementing, will allow us to operate at improved on-stream rates.”

Mr. Greenwell concluded, “So far in the first quarter of 2018, prices for several of the products we produce and sell, particularly ammonia, and high density ammonium nitrate (HDAN) have been strengthening and are currently above their levels from the first quarter of last year. Pricing in 2017 was negatively impacted by excess inventory in the distribution channel from new capacity brought online by several of our competitors. We believe the market has largely absorbed this excess capacity at this point and do not anticipate product

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

pricing to return to the trough levels we experienced in the second half of 2017 that depressed our full year 2017 results. Additionally, we are focused on the significant technological enhancements we are making to our company wide maintenance management system, which will improve our ability to proactively address potential downtime causing issues and improve the overall reliability of all our plants. We are on track to complete these enhancements by the end of our 2018 second quarter and should start to see the benefit in the second half of 2018. We expect that the improved maintenance system and practices, coupled with the higher selling prices for our products should result in materially improved financial results.”

	Three Months Ended December 31,
	2017		2016
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Agricultural	$32.4	36%	$32.8	38%	(1)%
Industrial, Mining and Other	56.5	64%	52.6	62%	7%

	$88.9		$85.4		4%

Comparison of 2017 to 2016 periods:

•	Net sales of our agricultural products were essentially flat during the quarter relative to the prior year period. Stronger pricing for HDAN was offset by lower ammonia volumes resulting from downtime at our Pryor facility as well as weaker market pricing for ammonia. Urea ammonium nitrate (UAN) sales included approximately 32,955 tons purchased from third parties to meet customer obligations during the Pryor downtime. UAN selling prices were negatively impacted by forward orders taken during the summer months at lower selling prices. Net sales of industrial ammonia increased as a result of higher volumes from improved on-stream rates at El Dorado. Low density ammonium nitrate (LDAN) sales volumes for mining applications also increased as a result of our sales and marketing efforts and stronger overall demand from this market. Sales of nitric acid from the Baytown facility increased as a result of rising levels of industrial manufacturing throughout the U.S.

•	Adjusted EBITDA from continuing operations was lower compared to the prior year period primarily due to the aforementioned downtime at the Pryor facility, partially offset by improved on-stream rates and lower fixed costs at El Dorado as compared to the fourth quarter of 2016.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended December 31,
Product (tons sold)	2017	2016	% Change
UAN	97,852	87,662	12%
HDAN	48,782	49,086	(1)%
Ammonia	13,821	22,770	(39)%
Other	4,801	4,264	13%

	165,256	163,782	1%

Average Selling Prices (price per ton) (A)
UAN	$124	$135	(8)%
HDAN	$203	$168	21%
Ammonia	$215	$284	(24)%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial and Other Chemical products:

	Three Months Ended December 31,
Product (tons sold)	2017	2016	% Change
Nitric acid – Baytown	115,599	99,055	17%
Nitric acid – All Other	25,375	27,399	(7)%
AN solution	4,498	8,272	(46)%
Ammonia	51,572	43,876	18%

	197,044	178,602	10%

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended December 31,
Product (tons sold)	2017	2016	% Change
LDAN/HDAN	35,074	31,095	13%
AN solution	3,916	11,267	(65)%

	38,990	42,362	(8)%

Input Costs
Average natural gas cost/MMBtu	$3.00	$3.01	-%

Financial Position and Capital Expenditures

As of December 31, 2017, our total cash position was $33.6 million. Additionally, we had approximately $41.2 million of borrowing availability under our Working Capital Revolver. There were no borrowings under the Working Capital Revolver at December 31, 2017.

Total long-term debt, including the current portion, was $409.4 million at December 31, 2017 compared to $420.2 million at December 31, 2016. The aggregate liquidation value of the Series E Redeemable Preferred at December 31, 2017, inclusive of accrued dividends of $45.5 million, was $185.2 million.

Interest expense, net of capitalized interest, for the fourth quarter of 2017 was $9.3 million compared to $9.8 million for the same period in 2016. For the full year of 2018, we expect interest expense to be approximately $35—$40 million.

Capital expenditures were approximately $10.3 million in the fourth quarter of 2017. For the full year of 2018, total capital expenditures, which are related to maintaining and enhancing safety and reliability at our facilities, are expected to be approximately $35 million.

Volume Outlook

Our outlook for sales volumes for the full year 2018 (including lost sales related to El Dorado and Cherokee turnarounds) and our actual sales volumes for the full year 2017 are as follows:

Products	Full Year 2018 Sales (tons)	Full Year Actual 2017 Sales (tons)
Agriculture:
UAN	480,000 – 490,000	489,000
HDAN	290,000 – 310,000	280,000
Ammonia	115,000 – 125,000	94,000

Industrial, Mining and Other:
Ammonia	220,000 – 230,000	229,000
LDAN/HDAN and AN solution	180,000 – 190,000	166,000
Nitric Acid and Other Mixed Acids	90,000 – 100,000	101,000
Sulfuric Acid	120,000 – 130,000	133,000
DEF	15,000 – 20,000	15,000

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on February 27, 2018 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2018; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2017 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months and Twelve Months Ended December 31,

	Three Months Ended		Twelve Months Ended
	2017	2016	2017	2016
	(In Thousands, Except Per Share Amounts)
Net sales	$88,917	$85,369	$427,504	$374,585
Cost of sales	99,121	94,261	422,038	423,891

Gross profit (loss)	(10,204)	(8,892)	5,466	(49,306)
Selling, general and administrative expense	8,238	8,438	34,990	40,168
Impairment of goodwill	—	1,621	—	1,621
Other expense (income), net	2,309	(852)	4,567	(872)

Operating loss	(20,751)	(18,099)	(34,091)	(90,223)
Interest expense, net	9,326	9,816	37,267	30,945
Loss on extinguishment of debt	—	8,703	—	8,703
Non-operating other expense (income), net	103	(219)	(306)	218

Loss from continuing operations before benefit for income taxes	(30,180)	(36,399)	(71,052)	(130,089)
Benefit for income taxes	(30,018)	(11,209)	(40,759)	(41,956)

Loss from continuing operations	(162)	(25,190)	(30,293)	(88,133)
Income from discontinued operations, net of taxes	1,076	3,657	1,076	200,301

Net income (loss)	914	(21,533)	(29,217)	112,168
Dividends on convertible preferred stocks	75	75	300	300
Dividends on Series E redeemable preferred stock	6,195	5,410	23,443	27,761
Accretion of Series E redeemable preferred stock	1,635	1,636	6,487	18,256
Net income attributable to participating securities	—	—	—	1,091

Net income (loss) attributable to common stockholders	$(6,991)	$(28,654)	$(59,447)	$64,760

Income (loss) per common share:
Basic:
Loss from continuing operations	$(0.30)	$(1.19)	$(2.22)	$(5.28)
Income from discontinued operations, net of taxes	0.04	0.13	0.04	7.82

Net income (loss)	$(0.26)	$(1.06)	$(2.18)	$2.54

Diluted:
Loss from continuing operations	$(0.30)	$(1.19)	$(2.22)	$(5.28)
Income from discontinued operations, net of taxes	0.04	0.13	0.04	7.82

Net income (loss)	$(0.26)	$(1.06)	$(2.18)	$2.54

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016
	(In Thousands)2
Assets
Current assets:
Cash and cash equivalents	$33,619	$60,017
Accounts receivable, net	59,570	51,299
Inventories	21,856	22,939
Supplies, prepaid items and other:
Prepaid insurance	10,535	11,217
Precious metals	7,411	8,648
Supplies	27,729	24,100
Prepaid and refundable income taxes	1,736	1,193
Other	1,284	1,733

Total supplies, prepaid items and other	48,695	46,891

Total current assets	163,740	181,146
Property, plant and equipment, net	1,014,038	1,078,958
Intangible and other assets, net	11,404	10,316

	$1,189,182	$1,270,420

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,	December 31,
	2017	2016
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,992	$54,246
Short-term financing	8,585	8,218
Accrued and other liabilities	35,573	44,037
Current portion of long-term debt	9,146	13,745

Total current liabilities	109,296	120,246
Long-term debt, net	400,253	406,475
Noncurrent accrued and other liabilities	11,691	12,326
Deferred income taxes	54,787	93,831
Commitments and contingencies
Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $185,231,000 ($161,788,000 at December 31, 2016)	174,959	145,029
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued	3,128	3,128
Capital in excess of par value	193,956	192,172
Retained earnings	256,214	314,301

	456,298	512,601
Less treasury stock, at cost:
Common stock, 2,662,027 shares (3,004,855 shares at December 31, 2016)	18,102	20,088

Total stockholders’ equity	438,196	492,513

	$1,189,182	$1,270,420

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), less benefit for income taxes and income from discontinued operations, net of taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	($ in millions)
LSB Consolidated
Net income (loss)	$0.9	($21.5)	($29.2)	$112.2
Plus:
Interest expense	9.3	9.8	37.3	30.9
Loss on extinguishment of debt	—	8.7	—	8.7
Provision for impairment	—	1.6	—	1.6
Depreciation, depletion and amortization	17.3	18.4	69.2	61.3
Benefit for income taxes	(30.0)	(11.2)	(40.8)	(41.9)
Income from discontinued operations	(1.1)	(3.7)	(1.1)	(200.3)

EBITDA	($3.6)	$2.1	$35.4	($27.5)

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash items such as, loss on sale of a business and other property and equipment, one-time income or fees, start-up/commissioning costs, certain fair market value adjustments, non-cash stock-based compensation and severance costs. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments. Our policy is to adjust for non-cash or non-recurring items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated ($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
EBITDA:	($3.6)	$2.1	$35.4	($27.5)
Consulting fee—Negotiated property tax savings at El Dorado	—	—	—	12.1
Stock-based compensation	1.3	0.8	5.2	4.0
Start-up/Commissioning costs at El Dorado	—	—	—	5.1
Severance costs	—	0.2	—	0.9
Derecognition of death benefit accrual	—	—	(1.4)	—
Loss on sale of a business and other property and equipment	2.6	(0.3)	7.0	0.3
Fair market value adjustment on preferred stock embedded derivatives	—	—	—	1.0
Delaware unclaimed property liability	—	—	—	0.3
Life insurance recovery	—	—	—	(0.7)

Adjusted EBITDA	$0.3	$2.8	$46.2	($4.5)

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Agricultural sales ($ in millions)	$32.4	$32.8	$184.1	$166.2
Less freight:	2.7	3.0	15.2	12.2

Net sales	$29.7	29.8	$168.9	$154.0